                                                               EXHIBIT (a)(1)(A)


                                  ULTRAK, INC.

      OFFER TO EXCHANGE OPTIONS UNDER THE ULTRAK, INC. 1988 NON-QUALIFIED
             STOCK OPTION PLAN HELD BY OPTION HOLDERS WHO HAVE NOT
                     RECEIVED OPTIONS AFTER DECEMBER 9, 2000

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
          LEWISVILLE, TEXAS TIME, ON JULY 10, 2001 UNLESS THE OFFER IS
                                    EXTENDED.

         Ultrak, Inc. is offering to exchange outstanding options that are held by option holders who have not received options after December 9, 2000 (the "eligible options") to purchase shares of our common stock granted under the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan (the "1988 Plan") for new options we will grant under the 1988 Plan. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to tender options in the offer). We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be based on the number of shares subject to the eligible options tendered by such option holder and accepted for exchange and the exercise price of the eligible options and shall be calculated as follows:

                                             NEW OPTIONS TO BE ISSUED
  ELIGIBLE OPTION EXERCISE PRICE           (NEW OPTION: ELIGIBLE OPTION)
  ------------------------------    --------------------------------------------

               Up to $6.62              1 new option per 1 eligible option (1:1)

               $6.63 to $8.25       .75 new option per 1 eligible option (.75:1)

               $8.26 and above       .50 new option per 1 eligible option (.5:1)

Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. You may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements. All tendered eligible options accepted by us pursuant to the offer will be cancelled.

         The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions that we describe in section 6 of this offer to exchange.

         If you tender eligible options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1988 Plan, subject to applicable laws and regulations, and a new option agreement with you. The exercise price per share of the new options will be equal to the fair market value of our common stock on the day of the grant of the new options. The new options will vest in equal annual amounts over a three-year period beginning on the grant date of the new options.



                                      (i)

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS. WE HAVE BEEN INFORMED BY THREE OF OUR EIGHT EXECUTIVE OFFICERS AND DIRECTORS THAT THEY PRESENTLY INTEND TO TENDER CERTAIN OF THEIR ELIGIBLE OPTIONS IN THE OFFER. WE HAVE BEEN INFORMED BY THE OTHER FIVE OF OUR EIGHT EXECUTIVE OFFICERS AND DIRECTORS THAT THEY PRESENTLY DO NOT INTEND TO TENDER ANY OF THEIR ELIGIBLE OPTIONS IN THE OFFER (ONE OF WHOM RECEIVED A STOCK OPTION GRANT UNDER THE 1988 PLAN AFTER DECEMBER 9, 2000 AND IS INELIGIBLE TO TENDER OPTIONS IN THE OFFER).

         Shares of our common stock are quoted on the NASDAQ National Market under the symbol "ULTK." On June 6, 2001, the last reported sale price during regular trading hours of our common stock on the NASDAQ National Market was $2.72 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to D'Lene Sandleback, Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057.

                                    IMPORTANT

         If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057, Attn: D'Lene Sandleback.

         We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                      (ii)

                                TABLE OF CONTENTS



SUMMARY TERM SHEET................................................................................................1
INTRODUCTION......................................................................................................7
THE OFFER.........................................................................................................8
1.       NUMBER OF OPTIONS; EXPIRATION DATE.......................................................................8
2.       PURPOSE OF THE OFFER.....................................................................................9
3.       PROCEDURES FOR TENDERING OPTIONS........................................................................11
4.       WITHDRAWAL RIGHTS.......................................................................................11
5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW
          OPTIONS................................................................................................12
6.       CONDITIONS OF THE OFFER.................................................................................13
7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS......................................................14
8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW
          OPTIONS................................................................................................15
9.       INFORMATION CONCERNING ULTRAK...........................................................................19
10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
          ARRANGEMENTS CONCERNING THE OPTIONS....................................................................19
11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
          CONSEQUENCES OF THE OFFER..............................................................................20
12.      LEGAL MATTERS; REGULATORY APPROVALS.....................................................................21
13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................................................21
14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT..............................................................22
15.      FEES AND EXPENSES.......................................................................................23
16.      ADDITIONAL INFORMATION..................................................................................23
17.      MISCELLANEOUS...........................................................................................24


                                     (iii)

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

o We are offering to exchange stock options held by option holders who have not received options after December 9, 2000 that are outstanding under our 1988 Non-Qualified Stock Option Plan (the "1988 Plan") for new options under our 1988 Plan. We refer to these options in this offer to exchange as the "eligible options." (Page 7)

o We are not offering to exchange any stock options outstanding under the Ultrak, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan"). Existing options outstanding under the 1997 Plan are not covered by the offer.

WHY ARE WE MAKING THE OFFER?

o One key to our success is the retention and motivation of our employees and non-employee directors. The offer provides an opportunity for us to offer our employees and non-employee directors a valuable incentive to stay with our company. Some of our outstanding options, whether they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and non-employee directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and non-employee directors and thereby maximize shareholder value. (Page 9)

WHAT ARE THE CONDITIONS TO THE OFFER?

o The offer is not conditioned upon a minimum number of eligible options being tendered. The conditions are described in Section 6. (Page 13)

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

o The offer is available to option holders under the 1988 Plan who have not received options after December 9, 2000. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to participate in the offer). As of June 6, 2001, options to purchase 1,002,670 shares of our common stock had been granted and were outstanding under the 1988 Plan with an average exercise price of $6.96 per share. (Page 7)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

o In general, to receive a grant of new options under the offer and under the terms of our 1988 Plan, you must remain an employee or non-employee director (whichever you are now) of our company through the date we grant the new options. As discussed below, subject to the terms of this offer, we will grant the new options on or about the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. If, for any reason, you do not remain an employee or non-employee director of our company through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 17)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

o Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase that number of shares of our common stock based on the number of shares of common stock subject to the eligible options you tender and the exercise price of the eligible options you tender and such number of new options will be calculated in accordance with the following:


         ELIGIBLE OPTION
         EXERCISE PRICE   NEW OPTIONS TO BE ISSUED (NEW OPTION: ELIGIBLE OPTION)
         ---------------  ------------------------------------------------------

           Up to $6.62                1 new option per 1 eligible option (1:1)

           $6.63 to $8.25           .75 new option per 1 eligible option (.75:1)

           $8.26 and above          .50 new option per 1 eligible option (5:1)

o Eligible options granted under our 1988 Plan and exchanged for new options will be replaced with options granted under our 1988 Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us, which will be in substantially the same form as the option agreement or agreements for your current eligible options except for the vesting schedule and the exercise price, as explained more fully below. You must execute the new option agreement prior to receiving the new options.

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

o We will not grant the new options until on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options. If we cancel tendered options on July 10, 2001, which is the scheduled expiration date of the offer, then we expect that the new options will not be granted until January 14, 2002. (Page 17)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

o If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, we have been advised by our accountants that we would be required for financial reporting purposes to record compensation expense against our earnings. Our accountants have advised us further that by deferring the grant of the new options for at least six months and two days, we will not have to record a compensation expense. (Page 20)

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

o If we accept eligible options you tender in the offer, we may defer until the grant date of your new options our grant to you of other options for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 12)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

o Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will no longer have any rights under those options. (Page 12)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

o The exercise price of the new options will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the day we grant the new options, which is currently expected to be January 14, 2002. Accordingly, we cannot predict the exercise price of the new options. The exercise prices of the outstanding options under the 1988 Plan range from $2.40 per share to $18.25 per share. The average exercise price for all 1,002,670 options outstanding under the 1988 Plan is $6.96 per share This average price for the outstanding options under the 1988 Plan is significantly higher than the current market price of our common stock, which was $2.72 per share on June 6, 2001. However, because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options. (Page 15)

WHEN WILL THE NEW OPTIONS VEST?

o The new options will vest annually in equal annual amounts over a three-year period. However, the three-year vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the eligible options you tender are fully vested, none of the new options you receive will be vested and the new options will be subject to a three-year vesting period. (Page 17)

DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT YOU WOULD HAVE TO WAIT A LONGER PERIOD BEFORE YOU CAN PURCHASE COMMON STOCK UNDER YOUR EXISTING OPTIONS?

o Yes. Because any new options you receive will not be vested, you will lose the benefits of any vesting under eligible options you tender in the offer. As described above, no portion of the new options we grant will be immediately vested, even if the eligible options you tender for exchange are fully or partially vested. Note that existing options have a five-year vesting schedule and the new options have a three-year vesting schedule. The three-year vesting schedule of the new options will not begin until the grant date of those options. Because the new options will not begin vesting until the grant date, which is at least six months and two days after the date we cancel tendered options, you will not be able to purchase our common stock upon exercise of any of the new options until at least eighteen months and two days after the cancellation date. (Page 8)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

o It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

         We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and non-employee directors who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Page 13)

ARE THERE OTHER CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

o Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such a prohibition, but if it is applicable on the new grant date, you will not be granted a new option.

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

o        Yes. We are not accepting partial tenders of eligible options.
         Accordingly, you may tender one or more of your eligible option grants, but you may only tender all of the shares subject to that eligible option or none of those shares. For example, if you hold an option under the 1988 Plan to purchase 5,000 shares of our common stock at an exercise price of $10.00 per share and an option under the 1988 Plan to purchase 2,000 shares of our common stock at $12.00 per share, you have four alternatives: (1) you may tender none of your eligible options,
         (2) you may tender eligible options with respect to all 5,000 shares under the first option grant, (3) you may tender eligible options with respect to all 2,000 shares under the second option grant, or (4) you may tender eligible options for all 7,000 shares under both option grants. You may not tender options with respect to just 3,000 shares (or any other partial amount) under the first option grant. (Page 13)

WHAT HAPPENS TO ELIGIBLE OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

o Nothing. Eligible options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR ELIGIBLE OPTIONS IN THE OFFER?

o If you exchange your current eligible options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 21)

YOUR CURRENT ELIGIBLE OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL YOUR NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS?

o Yes. Your current eligible options are non-qualified stock options and your new options will also be granted as non-qualified stock options. Under the 1988 Plan, only non-qualified stock options may be granted. (Page 18)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

o The offer expires on July 10, 2001, at 5:00 p.m., Lewisville, Texas time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Lewisville, Texas time, on the next business day following the previously scheduled expiration of the offer period. (Page 22)

HOW DO YOU TENDER YOUR ELIGIBLE OPTIONS?

o If you decide to tender your eligible options, you must deliver, before 5:00 p.m., Lewisville, Texas time, on July 10, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057, Attn: D'Lene Sandleback. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer.
         (Page 11)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

o You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Lewisville, Texas time, on July 10, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your tendered options by August 7, 2001, you may withdraw your tendered options at any time after August 7, 2001. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 11)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

o Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether or not to tender eligible options. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to tender options in the offer). (Plan 10)

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

o For additional information or assistance, you should contact:


                                D'Lene Sandleback
                                  Ultrak, Inc.
                             1301 Waters Ridge Drive
                             Lewisville, Texas 75057
                                 (972) 353-6455

                                  INTRODUCTION

         Ultrak, Inc. is offering to exchange outstanding options that are held by option holders who have not received options after December 9, 2000 (the "eligible options") to purchase shares of our common stock granted under the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan (the "1988 Plan") for new options we will grant under our 1988 Plan. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to tender any options in the offer). We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be based on the number of shares subject to the eligible options tendered by such option holder and accepted for exchange and the exercise price of the eligible options tendered and such number of new options will be calculated as follows:


   ELIGIBLE OPTION EXERCISE PRICE         NEW OPTIONS TO BE ISSUED (NEW OPTION: ELIGIBLE OPTION)
   ------------------------------         ------------------------------------------------------

               Up to $6.62                           1 new option per 1 eligible option (1:1)

               $6.63 to $8.25                        .75 new option per 1 eligible option (.75:1)

               $8.26 and above                       .50 new option per 1 eligible option (.5:1)


We will not grant the new options until on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options, but we currently expect the new options to be issued on January 14, 2002 (unless we extend the offer beyond July 10, 2001). We are not accepting partial tenders of eligible options. Accordingly, you may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements.

         The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions which we describe in section 6 of this offer to exchange.

         If you tender eligible options granted under our 1988 Plan for exchange, subject to the terms of this offer you will be granted new options under our 1988 Plan, unless prevented by law or applicable regulations. A new option agreement will be entered into between us and you. The exercise price of the new options will be equal to the last sale price during regular trading hours of our common stock on the Nasdaq National Market the day of the grant of the new options. The new options will vest in equal annual amounts over a three-year period beginning on the grant date of the new options.

         As of June 6, 2001, options to purchase 1,002,670 shares of our common stock were issued and outstanding under our 1988 Plan. Of these options, the exercise prices ranged from $2.40 per share to $18.25 per share and the average exercise price was $6.96 per share.

         All eligible options accepted by us pursuant to the offer will be cancelled.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under our 1988 Plan all outstanding options under the 1988 Plan that are held by option holders who have not received options after December 9, 2000 and are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to tender options in the offer). We will not accept partial tenders of your eligible options. Therefore, you may tender eligible options for all or none of the shares subject to each of your eligible option agreements.

         If your eligible options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive new options to purchase the number of shares of our common stock calculated based on the number of shares subject to the eligible options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events, calculated as follows:


   ELIGIBLE OPTION EXERCISE PRICE            NEW OPTIONS TO BE ISSUED (NEW OPTION: ELIGIBLE OPTION)
   ------------------------------            ------------------------------------------------------

               Up to $6.62                           1 new option per 1 eligible option (1:1)

               $6.63 to $8.25                        .75 new option per 1 eligible option (.75:1)

               $8.26 and above                       .50 new option per 1 eligible option (.5:1)

All new options will be subject to the terms of our 1988 Plan depending on applicable laws and regulations, and to a new option agreement between us and you. If, for any reason, you do not remain an employee or non-employee director of our company (whichever you are now) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         The term "expiration date" means 5.00 p.m., Lewisville, Texas time, on July 10, 2001, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         (a) we increase or decrease the amount of consideration offered for the eligible options; or

         (b) we decrease the number of options eligible to be tendered in the offer.

         If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of such notice.

         We will also notify you of any other material change in the information contained in this offer to exchange.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under our 1988 Plan to:

         o provide our employees and non-employee directors an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         o        encourage our employees to continue their employment with us.

         One key to our success is the retention and motivation of our employees and non-employee directors. The offer provides an opportunity for us to offer our employees and non-employee directors a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees and non-employee directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and non-employee directors and thereby maximize shareholder value. Because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

         We may engage in transactions in the future with other companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly effect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease), and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. As is outlined in section 8, the exercise price of any new options granted to you in return for your tendered options will be at the fair market value of our common stock on the date of that grant. You will be at risk of any such increase in our stock price during the period prior to the grant date of the new options for these or any other reasons.

         We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees and non-employee directors who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

         (b) any purchase, sale or transfer of a material amount of our assets;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e)   any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (h)   the suspension of our obligation to file reports pursuant to
               Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your eligible options for exchange.

3.       PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents.

         We must receive all of the required documents at 1301 Waters Ridge Drive, Lewisville, Texas 75057, Attn: D'Lene Sandleback, before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the offer period.

         Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR ELIGIBLE OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this section 4.

         You may withdraw your tendered options at any time before 5:00 p.m., Lewisville, Texas time, on July 10, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, eastern time, on August 7, 2001, you may withdraw your tendered options at any time after August 7, 2001.

         To validly withdraw tendered options, an option holder must deliver to us at the address set forth in section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance and you will be granted new options on or about the first business day that is at least six months and two days after the date we cancel the options accepted for exchange. Subject to the terms and conditions of this offer, if your eligible options are properly tendered and accepted for exchange on July 10, 2001, the scheduled expiration date of the offer, you will be granted new options on January 14, 2002. If we accept and cancel options properly tendered for exchange after July 10, 2001, the grant day on which the new options will be granted will be similarly delayed.

         If we accept options you tender in the offer, we may defer until the first business day that is at least six months and two days after we cancel the eligible options accepted for exchange any grant to you of other options for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of the board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any such actual grants of these other options will therefore be made when, as and if declared by the board of directors.

         Your new options will entitle you to purchase a number of shares of our common stock which is based on the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends and similar events, and the exercise price of the eligible options tendered and such number of new options will be calculated as follows:



   ELIGIBLE OPTION EXERCISE PRICE   NEW OPTIONS TO BE ISSUED (NEW OPTION: ELIGIBLE OPTION)
   ------------------------------   ------------------------------------------------------

               Up to $6.62                    1 new option per 1 eligible option (1:1)

               $6.63 to $8.25                 .75 new option per 1 eligible option (.75:1)

               $8.26 and above                .50 new option per 1 eligible option (.5:1)

If, for any reason, you are not an employee or non-employee director of our company (whichever you are now) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange.

         We will not accept partial tenders of your eligible option grants. Accordingly, you may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements.

         For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to D'Lene Sandleback or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the date on which the new options should be granted.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f) (5) under the Securities Exchange Act, if at any time on or after June 11, 2001, and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

               (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

               (3) materially impair the contemplated benefits of the offer to us; or

               (4) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

         (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

         (e) any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ULTK." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market:



                                                            HIGH        LOW
                                                           -------     ------

April 1, 2001 through June 6, 2001.......................  $ 3.15      $2.19
Quarter ended March 31, 2001.............................    5.88       2.34
Quarter ended December 31, 2000..........................    6.50       2.81
Quarter ended September 30, 2000.........................   10.25       5.75
Quarter ended June 30, 2000..............................   11.88       6.00
Quarter ended March 31, 2000.............................   13.25       6.38
Quarter ended December 31, 1999..........................    7.75       4.75
Quarter ended September 30, 1999.........................    7.75       5.69
Quarter ended June 30, 1999..............................    6.75       5.50

         As of June 6, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $2.72 per share.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration. We will issue new options to purchase common stock under our 1988 Plan, subject to applicable laws and regulations, in exchange for the outstanding eligible options properly tendered and accepted for exchange by us which will be cancelled. The number of shares of common stock subject to the new options to be granted to each option holder will be based on the number of shares subject to the eligible options tendered by such option holder and accepted by us for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and the exercise price of the eligible options tendered and such number of new options will be calculated as follows:


   ELIGIBLE OPTION EXERCISE PRICE            NEW OPTIONS TO BE ISSUED (NEW OPTION: ELIGIBLE OPTION)
   ------------------------------            ------------------------------------------------------


               Up to $6.62                           1 new option per 1 eligible option (1:1)

               $6.63 to $8.25                        .75 new option per 1 eligible option (.75:1)

               $8.26 and above                       .50 new option per 1 eligible option (.5:1)

         If we receive and accept tenders of all outstanding options (some of which are not eligible to participate in the offer) subject to the terms and conditions of this offer we will grant new options to purchase up to 1,002,670 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 8.6% of the 11,688,888 shares of our common stock outstanding as of June 6, 2001.

         Terms of New Options. The new options will be granted under our 1988 Plan subject to applicable laws and regulations. A new option agreement will be entered into between us and each option holder who has tendered options in the offer for every new option granted. Except with respect to the exercise price, the vesting schedule and the vesting commencement date and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. Because we will not grant new options until on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of the eligible options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1988 Plan and the options granted under them.

         General. The number of shares of common stock subject to our 1988 Plan is 2,200,000, including an increase from 1,700,000 shares to 2,200,000 shares that was approved by our shareholders on June 1, 2001. There are currently options to purchase 1,002,670 shares of our common stock outstanding under the 1988 Plan. Our 1988 Plan only permits the granting of options that are not incentive stock options as described in the Internal Revenue Code.

         Administration. Our 1988 Plan is administered by the compensation committee of our board of directors. The compensation committee is composed of no fewer than three directors who are intended to be "nonemployee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board of directors to serve for such terms as the board of directors may determine by resolution. The board of directors may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

         Term. The term of each option will be fixed by the compensation committee and may not exceed ten years from the grant date. The new options to be granted pursuant to the offer will have a term of ten years from the grant date.

         Termination. Options issued under our 1988 Plan generally will expire ten years after the grant date. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination (a) immediately if you are terminated for cause, (b) within thirty (30) days of termination without cause,
(c) within three (3) months after retirement with the Company's consent and (d) as set forth in the following sentence if termination results from death or disability. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, whether or not the option was exercisable immediately before such termination, for twelve (12) months from the date of death or termination for disability. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of the termination of your employment by reason of permanent and total disability or death.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1988 Plan. In addition, your option may terminate, together with our 1998 Plan and all other outstanding options issued to other employees, following the occurrence of certain "corporate transaction" events, as described below.

         Exercise Price. The exercise price of each option will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our common stock on the date of the grant. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the grant date.

         Vesting and Exercise. In general, the Compensation Committee will determine at what time or times each option may be exercised.

         The new options granted pursuant to the offer will vest in equal annual amounts over a three-year period beginning on the grant date of the new options. Assuming the date we cancel the options accepted for exchange is July 10, 2001, which is the scheduled expiration date of the offer, and you are granted new options on January 14, 2002, your right to exercise the new options will (assuming you continuously remain an employee of the Company or a non-employee director of the Company) vest one-third annually on January 14, 2003, January 14, 2004, and January 14, 2005.

         Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at the address listed on your exercise notice, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price generally are the following:

         o delivery of certified or official bank check or the equivalent thereof acceptable to us;

         o tender property including, but not limited to, shares of Common Stock of the Company with a fair market value at least equal to the aggregate Option price for the Option Shares to be acquired; or

         o     a combination of the foregoing methods.

         Corporate Transaction. In the event of a "corporate transaction," if your option is not assumed by or replaced with new options or a cash incentive program of the successor corporation, your option will automatically become fully vested and exercisable immediately prior to the date of such corporate transaction. Upon the consummation of a corporate transaction in which your option is not assumed or replaced by the successor corporation, your option will terminate. A "corporate transaction" event means any of the following events:

         o     our dissolution or liquidation;

         o a merger, consolidation or reorganization in which we are not the surviving entity;

         o the sale, lease, exchange or other disposition of substantially all of our assets other than sale of contracts for financing purposes; or

         o acquisition by any person of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities.

         Termination of Employment. If, for any reason, you are not an employee or non-employee director of our company from the date you tender eligible options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         Transferability of Options. New options may not be transferred. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

         Registration of Option Shares. We previously registered under the Securities Act most of the shares of common stock issuable upon exercise of options under our 1988 Plan on a registration statement on Form S-8. Due to the recent increase in the shares subject to the 1988 Plan to 2,200,000 shares, the additional shares of common stock issuable upon exercise of options under our 1988 Plan will be registered under the Securities Act as soon as practicable. As a result, all shares of common stock issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares of our common stock you acquire upon exercise of the new options free of any transfer restrictions under applicable securities laws.

         NOTE THAT ONLY NON-QUALIFIED OPTIONS MAY BE ISSUED UNDER THE 1988 PLAN. INCENTIVE STOCK OPTIONS MAY NOT BE ISSUED UNDER THE 1988 PLAN.

         Federal Income Tax Consequences of Non-Qualified Stock Options. Under current law, an option holder will not realize taxable income upon the grant of a non-qualified option. However, when an option holder exercises a non-qualified option, the difference between the exercise price of the option and the fair market value of the shares subject to the non-qualified option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

         If you tender shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         Our statements in this offer to exchange concerning our 1988 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1988 Plan and the form of option agreement under the 1988 Plan. Please contact us at 1301 Waters Ridge Drive, Lewisville, Texas 75057 (telephone: (372) 353-6455), to receive a copy of our 1988 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.       INFORMATION CONCERNING ULTRAK.

         We are one of the leading electronic security companies in the world. We design, manufacture, market, sell and service innovative electronic products and systems for security and surveillance, industrial video and professional audio markets worldwide. These products and systems include high-speed domes, monitors, switchers, quad processors, video management systems, digital and analog recorders, multiplexers, video transmission systems, access control systems, cameras, lenses, observations systems, audio equipment and accessories. Brand names include Ultrak, Diamond Electronics, Maxpro, Exxis, Smart Choice, Phoenix and BST. Customers, defined as end users of our products and services, range from single location mom-and-pop businesses to universities and government facilities. Sales to the professional security markets are through the company's channel partners.

         We operate sales, distribution and manufacturing locations worldwide. We have sales offices in six U.S. cities as well as offices in England, France, German, Italy, Poland, Switzerland, Singapore, Australia, and South Africa. We also have active representation through company sales representatives and systems integrators in China, Canada, Mexico and Brazil. Our customers are supported by eight distribution centers worldwide and manufacturing facilities located in the United States, Australia and South Africa.

         We were originally incorporated in Colorado in 1980 and reincorporated in Delaware in December 1995. Our principal executive offices are located at 1301 Waters Ridge Drive, Lewisville, Texas 75057, and our telephone number at that address is (972) 353-6455.

         The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 is incorporated herein by reference. See "Additional Information" beginning on page 23 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our eight executive officers and directors is attached to this offer as Schedule A. As of June 6, 2001, our eight executive officers and directors as a group held options outstanding under our 1988 Plan to purchase a total of 530,851 shares of our common stock, which represented approximately 61% of options outstanding under the 1988 Plan as of that date. We have been informed by three of our eight executive officers and directors that they presently intend to tender certain of their eligible options in the offer. We have been informed by the other five of our eight executive officers and directors that they presently do not intend to tender any of their eligible options in the offer (one of whom received a stock option grant under the 1988 Plan after December 9, 2000 and is ineligible to tender options in the offer).

         Set forth below is a table setting forth the outstanding option grants to our eight executive officers and directors under the 1988 Plan:



                               Option              Exercise             Date of                 Exercised
Optionee                       Grant               Price                Grant                (Y or N)/Shares
--------                       -----               --------             ------               ---------------

Peter Beare                    12,000              7.125                6-2-00                    N
Peter Beare                    50,000              5.9375               9-14-00                   N


                                 Option             Exercise              Date of            Exercised
Optionee                         Grant                Price                Grant          (Y or N)/Shares
--------                         ------             --------              -------         ---------------


George K. Broady                  50,000              5.625                2-24-95                   N
George K. Broady                 100,000              9.25                 1-24-00                   N
George K. Broady                  32,000              7.125                6-2-00                    N
George K. Broady                 138,851              2.73                 6-1-01                    N

Vincent Broady                    20,000              9.25                 1-24-00                   N

Wendy Diddell                     10,000              6.19                 3-29-99               Y-2000
Wendy Diddell                      5,000              9.25                 1-24-00                   N
Wendy Diddell                     30,000              7.125                6-2-00                    N

Malcolm Gudis                     20,000              9.25                 1-24-00                   N

Charles Neal                      20,000              9.25                 1-24-00                   N

Robert Sexton                     20,000              9.25                 1-24-00                   N

Chris Sharng                      25,000              6.25                 10-2-00                   N

         Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the 60 days prior to June 11, 2001 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Eligible options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those eligible options will be returned to the pool of shares available for grants of new options under our 1988 Plan, subject to applicable laws and regulations. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We have been advised by our accountants that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and two days after the date that we accept and cancel options tendered for exchange and the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

         We may incur compensation expense, however, if we grant an option to a tendering option holder that has an exercise price per share less than the exercise price of any options tendered for exchange and such grant is before the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in section 6.

         If we are prohibited by applicable laws or regulations from granting new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         The option holders who exchange outstanding eligible options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         At the grant date of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders or making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Lewisville, Texas time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         (a) we increase or decrease the amount of consideration offered for the eligible options;

         (b) we decrease the number of options eligible to be tendered in the offer; or

         (c) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001; and

         (b) our quarterly report, filed with the on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

         The SEC file number for these filings is 0-9463. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


         450 Fifth Street, N.W.      7 World Trade Center            500 West Madison Street
         Room 1024                   Suite 1300                      Suite 1400
         Washington, D.C. 20549      New York, New York 10048        Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ULTK," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                  Ultrak, Inc.
                          Attention: D'Lene Sandleback
                             1301 Waters Ridge Drive
                             Lewisville, Texas 75057

or by telephoning us at (972) 353-6455 between the hours of 9:00 a.m. and 5:00 p.m., Lewisville, Texas time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include dependence on new product development, rapid technological and market change and risks related to future growth and rapid expansion. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.

If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                           Ultrak, Inc. June 11, 2001

                                   SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                            OFFICERS OF ULTRAK, INC.

         The directors and executive officers of Ultrak, Inc. and their positions and offices as of June 6, 2001, are set forth in the following table:



NAME                                                 POSITION AND OFFICES HELD
----                                                 -------------------------

George K. Broady                            Chairman of the Board and Chief Executive Officer

Peter D. Beare                              President and Chief Operating Officer

Wendy S. Diddell                            Senior Vice President

Chris T. Sharng                             Senior Vice President, Chief Financial Officer
                                            and Secretary

George Vincent Broady                       Director

Malcolm J. Gudis                            Director

Charles C. Neal                             Director

Robert F. Sexton                            Director


The address of each director and executive officer listed above is c/o Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057.